Exhibit 99.1

Vericel Corporation
64 Sidney Street
Cambridge, MA 02139
T 617 588-5555 F 617 588-5554
www.vcel.com

Vericel Announces Appointment of Lisa Wright to Board of Directors

CAMBRIDGE, Mass., June 2, 2021 (GLOBE NEWSWIRE) -- Vericel Corporation (NASDAQ:VCEL), a leader in advanced therapies for the sports medicine and severe burn care markets, today announced the appointment of Lisa Wright to its Board of Directors, effective immediately. Ms. Wright will serve as a member of the Governance and Nominating Committee of the Board. With the appointment of Ms. Wright, Vericel’s Board is now comprised of eight directors, seven of whom are independent.

Ms. Wright is President and Chief Executive Officer of Community Health Choice, Inc., a managed care organization with approximately 430,000 members and a provider community consisting of over 10,000 physicians and 100 hospitals in the greater Houston, Texas area. Previously, Ms. Wright served as a Regional President, Medicare, at WellCare Health Plans, Inc., President of Dual Special Needs Plan, Medicare-Medicaid Plan and Nursing Facilities at UnitedHealth Group, Inc., and in marketing programs management at Anthem, Inc. Ms. Wright currently serves on the boards of directors of several non-profit organizations. She received a Bachelor of Arts degree in Communication from the University of Kentucky and a Master of Business Administration from the University of Maryland, University College system.

“We are delighted to welcome Lisa to the Vericel Board of Directors,” said Nick Colangelo, President and Chief Executive Officer of Vericel. “Lisa is a highly-experienced executive with a track record of strong strategic, operational and financial performance across a number of leading healthcare organizations. Her extensive experience and deep expertise in the payer and provider aspects of the healthcare system will be tremendously valuable as we continue on our strong growth trajectory in the years ahead.”

“Lisa’s appointment reflects Vericel’s commitment to ensuring that we have a broad set of skills and perspectives on the Board,” said Robert L. Zerbe, M.D., Chairman of the Vericel Board of Directors. “We look forward to benefitting from her healthcare industry experience and expertise as we continue to advance our Company’s strategic and operational objectives and increase shareholder value.”

About Vericel Corporation

Vericel is a leader in advanced therapies for the sports medicine and severe burn care markets. The company markets two cell therapy products in the United States. MACI® (autologous cultured chondrocytes on porcine collagen membrane) is an autologous cellularized scaffold product indicated for the repair of symptomatic, single or multiple full-thickness cartilage defects of the knee with or without bone involvement in adults. Epicel® (cultured epidermal autografts) is a permanent skin replacement for the treatment of patients with deep dermal or full thickness burns greater than or equal to 30% of total body surface area. The company also holds an exclusive license for North American rights to NexoBrid®, a registration-stage biological orphan product for debridement of severe thermal burns. For more information, please visit the company’s website at www.vcel.com.

Epicel® and MACI® are registered trademarks of Vericel Corporation. NexoBrid® is a registered trademark of MediWound Ltd. and is used under license to Vericel Corporation. © 2021 Vericel Corporation. All rights reserved.

Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements are subject to risks and uncertainties such as those described in Vericel’s periodic reports on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results.

Investor Contacts:

Eric Burns

ir@vcel.com

+1 734-418-4411